Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2010, relating to the financial statements of SenoRx, Inc., and the effectiveness of SenoRx, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SenoRx, Inc. for the year ended December 31, 2009.

DELOITTE & TOUCHE LLP

Costa Mesa, California

March 22, 2010